Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Jenny Keighley
513-979-5852 (office)
513-515-8214 (cell)
jennifer.keighley@bankatfirst.com

First Financial Bancorp Completes Acquisition of The Guernsey Bank
The bank announces transition weekend will take place in December

Columbus, OH - August 21, 2014 - First Financial Bancorp (Nasdaq: FFBC) announces that it has officially closed its acquisition of The Guernsey Bank.

“We’re excited about this opportunity and look forward to welcoming The Guernsey Bank clients to First Financial,” said Claude Davis, CEO of First Financial Bank. “This marks the next significant step in building our brand in Columbus and positions First Financial as the largest community bank operating in the area.”

While The Guernsey Bank is officially First Financial Bank, it is business as usual for associates and clients until transition weekend now scheduled in December. During the transition weekend of December 6 and 7, Guernsey Bank banking centers in Columbus along with the client relationships and deposit accounts will convert to First Financial Bank. Local banking centers will be closed on Saturday, December 6 in order to take on the First Financial look and feel with new signage and interior merchandising.

The banking centers will reopen under the First Financial brand on Monday, December 8, and clients will have access to a network of more than 100 banking centers, including five in Columbus, and 130 ATMs across a three-state footprint. Clients will receive a welcome guide to explain the transition and the benefits of being a First Financial client. Associates are prepared to assist clients, answer their questions and process transactions as usual.

The First brand of banking focuses on building long-term relationships with clients by providing the sophisticated services offered by the large regional banks with the personalized attention and care of a community bank. Clients enjoy a full array of products and services including personal, business and wealth management solutions. For more information about First Financial, visit www.bankatfirst.com or www.facebook.com/firstfinancialbank.

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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of June 30, 2014, the Company had $6.5 billion in assets, $4.0 billion in loans, $4.9 billion in deposits and $706 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.5 billion in assets under management as of June 30, 2014. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 105 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.